EXHIBIT 99.1
Kodiak Oil & Gas Corp. Announces
Second Quarter 2013 Results

Highlights Include:

•	Q2-13 Oil & Gas Sales of $173.5 Million, 102% Increase from Q2-12 and a 5% Increase from Q1-13

•	Q2-13 Adjusted EBITDA of $131.1 Million, 94% Growth from Q2-12 and a 5% Increase from Q1-13

DENVER - August 1, 2013 /PRNewswire-FirstCall/ -- Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today reported financial results for the second quarter 2013 ended June 30, 2013. The Company furnished an operations update and reported sales volumes in a news release on July 23, 2013.

Financial Results

For the second quarter-ended June 30, 2013, the Company reported oil and gas sales of $173.5 million, as compared to $85.8 million during the same period in 2012 and $165.1 million in the first quarter 2013, representing increases of 102% and 5%, respectively. Kodiak reported an overall 8% increase in quarter-over-quarter equivalent sales volumes with 2.1 million barrels of oil equivalent (MMBOE) sold, or an average of 23,200 BOE per day (BOE/d) during the second quarter 2013, as compared to 1.9 million BOE, or an average of 21,700 BOE/d in the first quarter of 2013. Crude oil revenue accounted for approximately 94% of oil and gas sales recorded during the second quarter 2013.

Adjusted EBITDA, a non-GAAP measure, was $131.1 million for the second quarter 2013, as compared to $67.7 million in the same period in 2012, reflecting a 94% increase. Kodiak defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depletion, depreciation, amortization, and accretion, (iv) amortization of deferred financing costs and debt premium, (v) impairment, (vi) non-cash expenses relating to share based payments recognized under ASC Topic 718, and (vii) pre-tax unrealized gains and losses on commodity price risk management activities.

Kodiak reported net cash provided by operating activities during the second quarter 2013 of $118.3 million, as compared to $44.7 million during the same period in 2012, an increase of 165%. Kodiak reported net cash provided by operating activities during the six-month period ended June 30, 2013 of $232.9 million, as compared to $113.8 million in 2012.

For the second quarter 2013, the Company reported net income of $44.3 million, or $0.17 per diluted share, compared to net income of $93.1 million, or $0.35 per diluted share, for the same period in 2012. Net income for the second quarter 2013 includes an unrealized gain of $20.9 million related to the mark-to-market of derivative instruments used for commodity hedging. The net effect, after-tax, of the non-cash hedging activities increased Kodiak's reported net income for the second quarter 2013 by $0.05 per basic and diluted share. Detailed disclosure of the Company's derivative contracts is available in its filing on Form 10-Q for the second quarter ended June 30, 2013. By way of comparison, the net income for the second quarter 2012 included unrealized derivative gains of $91.7 million attributed to the mark-to-market of derivative instruments, which increased Kodiak's reported net income for the quarter by $0.25 per basic and diluted share.

General and administrative expenses (G&A) for the second quarter 2013 totaled $10.3 million, or $4.89 per BOE, compared to $8.1 million, or $7.05 per BOE, in the second quarter 2012.  The increase in total G&A expense for the second quarter 2013, as compared to the same period in 2012, is attributed primarily to the hiring of new personnel as the Company continues to expand its oil and gas operations. G&A expense on a per unit basis improved sequentially from $5.28/BOE in the first quarter of 2013 to $4.89/BOE in the second quarter primarily attributable to increased production. As of June 30, 2013, Kodiak had 134 employees, as compared to 100 employees as of June 30, 2012.

Lease operating expenses (LOE) for the second quarter 2013 totaled $13.4 million or $6.33 per BOE, a 13% increase per BOE over the second quarter 2012 and a decrease of 8% over the first quarter of 2013.  The Company continued its efforts to decrease operating costs by addressing its water disposal costs, the largest component of LOE. While most of the projected disposal wells have been drilled through the first half of 2013, gathering and connection work continues which should help further reduce these costs. These projects are expected to reduce the Company's dependence on third-party services and minimize trucking requirements.

During the second quarter ended June 30, 2013, Kodiak recognized total interest expense related to its outstanding senior notes and credit facility of approximately $15.8 million. The Company capitalized interest costs of $7.4 million for the second quarter 2013.
The following table summarizes the Company's costs on a per-unit basis for the periods shown:

Kodiak Oil & Gas Corp.				% Change
Unit Cost Analysis	Q2-13	Q1-13	Q2-12	Sequential	Q-o-Q
Sales Volumes in Barrels of Oil Equivalent (MBOE)	2,112	1,953	1,155	8%	83%
Average Price Received Oil ($/Bbl)	$88.88	$90.80	$78.93	(2)%	13%
Average Price Received Gas ($/Mcf)	6.16	6.48	5.05	(5)%	22%
Average Price Received BOE ($/BOE)	$82.15	$84.51	$74.23	(3)%	11%

Expenses
Lease Operating Expense ($/BOE)	$6.33	$6.90	$5.60	(8)%	13%
Production Tax ($/BOE)	8.77	9.08	7.80	(3)%	12%
DD&A Expense ($/BOE)	29.56	29.38	29.59	1%	—%
Gathering, Transportation & Marketing Expense ($/BOE)	2.67	2.45	1.49	9%	79%
Total G&A Expense ($/BOE)	4.89	5.28	7.05	(7)%	(31)%
Non-cash Stock-based Compensation Expense ($/BOE)	$1.66	$1.91	$2.30	(13)%	(28)%

Second Quarter 2013 Capital Expenditures

During the second quarter 2013, Kodiak invested approximately $248.7 million related to its oilfield operations and leasehold acquisitions. The Company expended $204.1 million on its operated properties, $35.3 million on non-operated wells and $9.3 million was invested in infrastructure and acreage acquisitions.

Following the July 2013 acquisition, Kodiak operates seven rigs and continues to experience increased drilling and completion efficiencies resulting in faster spud-to-sales times and improving well costs.

			Six Months	Full Year
Kodiak Oil & Gas Corp.	Quarter Ended		Ended	2,013
Capital Expenditures ($MM)	June 30, 2013	March 31, 2013	June 30, 2013	Revised Budget
Operated drilling and completion costs	$204.1	$210.5	$414.6	$825.0
Non-operated drilling and completion costs	35.3	38.5	73.8	140.0
Salt water disposal wells and facilities	7.6	5.2	12.8	23.0
Leasehold acquisitions	1.7	1.9	3.6	12.0
Total Capital Expenditures	$248.7	$256.1	$504.8	$1,000.0

Asset retirement obligations	$1.1	$0.5	$1.6
Capitalized interest	7.4	8.5	15.9
Total Capitalized Costs	$257.2	$265.1	$522.3

Interim Operations Update

Williston Basin Drilling and Completion Update

Pro forma for the recently closed July 2013 acquisition, Kodiak operated, or had an interest in, a total of 530 gross (195.3 net) Williston Basin producing wells, owned approximately 196,000 net leasehold acres and operated seven drilling rigs along with one 24-hour dedicated completion crew, and two additional completion crews working on an as-needed basis. The Company expects 25 net operated wells to be completed during the third quarter of 2013.

Kodiak's program to test 12 wells within a 1,280-acre drilling spacing unit (DSU) continues on schedule in the Polar and Smokey operating areas. All wells in the Polar project area in southern Williams County have been completed and are on production.

The following table summarizes well completion results for the Polar downspacing pilot wells recently completed:

Recent Operated Well Completions
		WI/		IP 24-hour Test (BOE/d)			Choke
Well Name	County	NRI (%)	Formation	BOPD	MMcf/d	BOE/d	Size "	PSI
P Wood 154-98-2-27-34-15H	Williams	99 / 79	Bakken	2,017	4.06	2,693	40/64	1,492
P Wood 154-98-2-27-34-16H	Williams	99 / 79	Bakken	2,197	4.29	2,912	37/64	1,884
P Wood 154-98-2-27-34-16H3A	Williams	99 / 79	Three Forks	1,806	2.39	2,205	33/64	2,224
P Wood 154-98-2-27-34-16H3B	Williams	99 / 79	Three Forks	1,890	3.81	2,525	36/64	1,807
P Wood 154-98-3-27-34-14H	Williams	99 / 79	Bakken	1,824	3.48	2,403	34/64	1,958
P Wood 154-98-3-27-34-14H3	Williams	99 / 79	Three Forks	1,860	3.58	2,457	41/64	2,071
P Wood 154-98-3-27-34-15H	Williams	99 / 79	Bakken	2,085	3.48	2,666	36/64	2,108
P Wood 154-98-3-27-34-15H3M**	Williams	99 / 79	Three Forks	915	1.53	1,204	36/64	1,857
P Wood 154-98-4-27-34-13H3	Williams	99 / 79	Three Forks	2,556	5.55	3,482	37/64	2,150
P Wood 154-98-4-27-34-14H3	Williams	99 / 79	Three Forks	1,622	4.00	2,289	38/64	2,254
P Wood 154-98-4-27-34-13HA	Williams	99 / 79	Bakken	2,118	3.92	2,771	35/64	1,946
P Wood 154-98-4-27-34-13HB	Williams	99 / 79	Bakken	2,272	4.26	2,982	36/64	2,118
Average				1,990	3.70	2,549		1,989
** Restricted surface facilities during initial flow period

Management Comment

Commenting on recent developments, Kodiak's Chairman and CEO Lynn Peterson said:  "While we are providing the initial production rates from our Polar downspacing project, it is still too early to project the ultimate outcome of our study. We are encouraged that we did not see significant communication between wells during the stimulation procedures which should bode well for tighter spacing, but caution that we need additional production data and information from our micro seismic and core evaluation work. We intend to update our shareholders as we gain sufficient data. We believe the work being performed by our entire team should result in continued growth in production, cash flow and reserves for our shareholders and we are very excited for the second half of 2013.

“We are pleased with the progress that we achieved during the second quarter. We are on course to deliver accelerating production growth in the second half of the year and into 2014.   Our team has demonstrated great dedication with the recent July 2013 acquisition of properties and is working diligently to integrate them into our operations. Our land group has made significant progress in a short period to improve our working interests in the acquired lands through trades and acquisitions as well as divesting of properties not associated with our core operational areas. Our drilling program continues to see efficiency gains with fewer drilling days which, when combined with improved third-party service costs, is helping to drive down our well costs below $10 million.

“As Kodiak continues to grow its asset base it also continues to add qualified people to its staff, both in the corporate office and in the field. We try to identify individuals that can make a difference at our Company. To the financial community, the Company is pleased to announce the addition of two new members of our finance team. Aaron Gaydosik recently joined the Company as Vice President - Finance. Aaron most recently served as a Director in the Oil & Gas group at Credit Suisse where he spent the past six years focused on capital markets and advisory transactions primarily for exploration and production companies.  He will assume much of the banking and capital markets responsibilities at Kodiak. Trevor Seelye has also joined the Company as Director of Financial Planning & Investor Relations. Trevor most recently served as an Associate Research Analyst at Wells Fargo. His primary responsibilities will be budgeting, forecasting and investor relations. We welcome all of our new staff members as we continue to build out a great team.”

Q2-13 Results Teleconference Call

In conjunction with Kodiak's release of its financial and operating results, investors, analysts and other interested parties are invited to participate in a conference call with management on Friday, August 2, 2013 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q2-13 Financial and Operating Results Conference Call
Date:	August 2, 2013
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(888) 647-1602 (US/Canada) and (706) 902-2175 (International); Passcode: 14851535
Internet:	Live and rebroadcast over the Internet: http://us.meeting-stream.com/kodiakoilgascorp_080213
Replay:
Available through Tuesday, August 20, 2013 at (855) 859-2056 (US/Canada)
and (404) 537-3406 (International) using passcode: 14851535 and for 30 days at www.kodiakog.com or http://us.meeting-stream.com/kodiakoilgascorp_080213

Upcoming Investor Conferences

Kodiak also today announced management's participation in upcoming investor conferences.

Conference	City	Date	Time	Webcast Link
Tuohy Brothers 4th Annual Energy Conference	New York	Aug. 5, 2013	8:00 AM EDT	No Webcast
Barclay's CEO Energy Conference	New York	Sept. 11, 2013	3:05 PM EDT	TBD
Credit Suisse SMID Conference	New York	Sept. 18, 2013	TBD	TBD
Imperial Capital Global Opportunities Conference	New York	Sept. 19, 2013	TBD	TBD
Deutsche Bank SMID Conference	Boston	Sept. 24, 2013	TBD	TBD
Johnson Rice Energy Conference	New Orleans	Oct. 1, 2013	TBD	TBD
Deutsche Bank Leveraged Finance Conference	Phoenix	Oct. 2, 2013	TBD	TBD

Presentation times and webcasting are subject to change at the discretion of the conference organizer.  Please reference Kodiak's Presentations & Events page for further details regarding conferences and other events in which the Company may elect to participate.

About Kodiak Oil & Gas Corp.
Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's expectations as to its growth and development including trends in production, cash flow and reserves, the Company's expectations regarding potential improvements in LOE, the Company's drilling and completion program, including timing and improvements in per-well costs, and trends in the availability and cost of oil field services. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075
Mr. Trevor P. Seelye, CFA, Director of Financial Planning & Investor Relations +1-720-399-3282
Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11

Footnotes to the Financial Statements
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak's filing on Form 10-Q for the quarter-ended June 30, 2013.

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$14,072	$24,060
Accounts receivable
Trade	37,821	35,565
Accrued sales revenues	66,910	59,875
Commodity price risk management asset	4,162	10,864
Inventory, prepaid expenses and other	20,020	17,210
Total Current Assets	142,985	147,574

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	2,575,580	2,007,442
Unproved oil and gas properties	412,035	457,888
Equipment and facilities	27,190	20,954
Less-accumulated depletion, depreciation, amortization, and accretion	(409,105)	(290,094)
Net oil and gas properties	2,605,700	2,196,190

Cash held in escrow	51,000	—
Commodity price risk management asset	10,025	2,850
Property and equipment, net of accumulated depreciation of $1,456 at June 30, 2013 and $1,113 at December 31, 2012	2,288	1,846
Deferred financing costs, net of amortization of $20,058 at June 30, 2013 and $17,995 at December 31, 2012	31,347	25,176

Total Assets	$2,843,345	$2,373,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$198,042	$190,596
Accrued interest payable	14,670	6,090
Commodity price risk management liability	1,337	304
Total Current Liabilities	214,049	196,990

Noncurrent Liabilities:
Credit facility	291,000	295,000
Senior notes, net of accumulated amortization of bond premium of $695 at June 30, 2013 and $378 at December 31, 2012	1,155,305	805,622
Commodity price risk management liability	—	4,288
Deferred tax liability, net	65,700	26,800
Asset retirement obligations	11,122	9,064
Total Noncurrent Liabilities	1,523,127	1,140,774

Total Liabilities	1,737,176	1,337,764

Stockholders’ Equity:
Common stock—no par value; unlimited authorized
Issued and outstanding: 265,566,224 shares as of June 30, 2013 and 265,273,314 shares as of December 31, 2012	1,015,281	1,008,678
Retained earnings	90,888	27,194
Total Stockholders’ Equity	1,106,169	1,035,872

Total Liabilities and Stockholders’ Equity	$2,843,345	$2,373,636

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Oil sales	$163,369	$82,390	$319,212	$159,204
Gas sales	10,109	3,378	19,316	6,500
Total revenues	173,478	85,768	338,528	165,704

Operating expenses:
Oil and gas production	37,531	17,200	73,522	34,500
Depletion, depreciation, amortization and accretion	62,409	34,189	119,794	60,484
General and administrative	10,326	8,142	20,628	16,040
Total operating expenses	110,266	59,531	213,944	111,024

Operating income	63,212	26,237	124,584	54,680

Other income (expense):
Gain on commodity price risk management activities	22,667	95,572	6,923	72,232
Interest income (expense), net	(15,785)	(3,541)	(29,595)	(8,168)
Other income	256	724	682	1,992
Total other income (expense)	7,138	92,755	(21,990)	66,056

Income before income taxes	70,350	118,992	102,594	120,736

Income tax expense	26,100	25,920	38,900	25,920

Net income	$44,250	$93,072	$63,694	$94,816

Earnings per common share:
Basic	$0.17	$0.35	$0.24	$0.36
Diluted	$0.17	$0.35	$0.24	$0.35

Weighted average common shares outstanding:
Basic	265,434,514	263,576,093	265,381,746	263,118,367
Diluted	267,906,171	267,558,510	267,851,680	267,419,601

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$44,250	$93,072	$63,694	$94,816
Reconciliation of net income to net cash
provided by operating activities:
Depletion, depreciation, amortization and accretion	62,409	34,189	119,794	60,484
Amortization of deferred financing costs and debt premium	828	617	1,746	1,257
Unrealized gain on commodity price risk
management activities, net	(20,910)	(91,700)	(3,728)	(73,084)
Stock-based compensation	3,501	2,655	7,225	5,090
Deferred income taxes	26,100	25,920	38,900	25,920
Changes in current assets and liabilities:
Accounts receivable-trade	12,859	9,094	(2,154)	581
Accounts receivable-accrued sales revenue	2,404	(787)	(7,035)	(16,996)
Prepaid expenses and other	(320)	2,746	(186)	1,822
Accounts payable and accrued liabilities	(1,425)	(17,647)	6,068	11,010
Accrued interest payable	(11,365)	(13,447)	8,580	(480)
Cash held in escrow	—	—	—	3,343
Net cash provided by operating activities	118,331	44,712	232,904	113,763

Cash flows from investing activities:
Acquired oil and gas properties and facilities	—	—	—	(588,420)
Oil and gas properties	(245,170)	(197,449)	(520,312)	(332,311)
Equipment, facilities and other	(2,955)	(2,883)	(7,020)	(6,774)
Tubular goods	(1,635)	(7,576)	(2,298)	(7,576)
Cash held in escrow	(51,000)	—	(51,000)	30,000
Net cash used in investing activities	(300,760)	(207,908)	(580,630)	(905,081)

Cash flows from financing activities:
Borrowings under credit facilities	191,000	85,000	354,875	85,000
Repayments under credit facilities	—	(85,000)	(358,875)	(185,000)
Proceeds from the issuance of senior notes	—	156,000	350,000	156,000
Proceeds from the issuance of common shares	230	137	490	1,245
Purchase of common shares	—	—	(518)	—
Cash held in escrow	—	—	—	670,615
Debt and share issuance costs	(1,314)	(4,350)	(8,234)	(4,650)
Net cash provided by financing activities	189,916	151,787	337,738	723,210

Increase (decrease) in cash and cash equivalents	7,487	(11,409)	(9,988)	(68,108)
		—
Cash and cash equivalents at beginning of the period	6,585	24,905	24,060	81,604

Cash and cash equivalents at end of the period	$14,072	$13,496	$14,072	$13,496

Supplemental cash flow information:
Oil & gas property accrual included in
accounts payable and accrued liabilities	$155,032	$71,097	$155,032	$71,097
Oil & gas property acquired through common stock	—	—	—	$49,798
Cash paid for interest	$33,732	$34,274	$35,190	$37,810
Cash paid for income taxes	—	—	—	—

In evaluating its business, Kodiak considers earnings before interest, income taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs and debt premium, impairment, gains or losses on foreign currency, gains or losses on commodity price risk management activities, and stock‑based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility. Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company's ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as net income excluding the effect of unrealized derivative losses, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and net income for the three and six months ended June 30, 2013 and 2012 is provided in the table below:

KODIAK OIL & GAS CORP.
RECONCILIATION OF ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of Adjusted EBITDA:	2013	2012	2013	2012

Net income	$44,250	$93,072	$63,694	$94,816
Add back:
Depreciation, depletion, amortization and accretion	62,409	34,189	119,794	60,484
Amortization of deferred financing costs and debt premium	828	617	1,746	1,257
Unrealized gain on commodity
price risk management activities	(20,910)	(91,700)	(3,728)	(73,084)
Stock based compensation expense	3,501	2,655	7,225	5,090
Income tax expense	26,100	25,920	38,900	25,920
Interest expense	14,970	2,937	27,872	6,937
Adjusted EBITDA	$131,148	$67,690	$255,503	$121,420